Exhibit 99.1

Investor Inquiries:

Bill Dunaway, 816-457-6246

billd@fcstone.com

FCStone Group, Inc. Reports Strong Third Quarter Revenues

Kansas City, Mo., July 10, 2008 – FCStone Group, Inc. (NASDAQ: FCSX), a commodity risk management firm, today announced higher year-over-year revenues and net income from continuing operations for its third fiscal quarter ending May 31, 2008.

Third Quarter Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $83.4 million in the three months ended May 31, 2008, compared to $64.5 million in the prior year quarter, an increase of 29%. Net income decreased slightly to $8.0 million, or $0.28 per diluted share, for the third quarter, compared to $8.1 million, or $0.29 per diluted share, in the prior year quarter.

Net income from continuing operations increased to $8.4 million, or $0.29 per diluted share for the third quarter, compared to $8.2 million, or $0.29 per diluted share, in the prior year quarter.

Results for the three months ended May 31, 2008 includes an after tax reduction in net income of $4.2 million, or $0.14 per diluted share. This after tax reduction in net income included a $1.1 million net bad debt write off primarily related to the consequences of unprecedented synthetic settlement pricing in the cotton market, and a $3.1 million decline in the fair value of interest rate derivative hedge instruments which had the effect of reversing previously recognized unrealized gains. These derivative instruments were liquidated during the three months ended May 31, 2008 and were entered into to manage FCStone’s consolidated exposure to short term interest rates. Excluding these items, net income for the three months ended May 31, 2008 would have been $12.2 million, or $0.42 per diluted share.

The following table presents results on a total and per share basis.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2008	2007	2008
NON GAAP-Revenues, net of cost of commodities sold	$64,469	$83,384	$182,003	$248,230
Income from continuing operations before income tax expense	$13,044	$13,221	$34,291	$62,791
Net income from continuing operations	$8,169	$8,371	$21,491	$39,291
Loss from discontinued operations, net of tax	$100	$364	$188	$6,083
Net income	$8,069	$8,007	$21,303	$33,208
Diluted weighted average shares outstanding	27,938	29,059	23,771	28,968
Diluted earnings per share, continuing operations	$0.29	$0.29	$0.90	$1.36
Diluted earnings (loss) per share, discontinued operations	—	(0.01)	(0.01)	(0.21)
Diluted earnings per share	$0.29	$0.28	$0.89	$1.15

The increase in third quarter revenues, net of cost of commodities sold, from the prior year third quarter was driven by significantly higher exchange traded and over-the-counter (OTC) volumes. This growth was primarily related to continued volatility in the grain, energy, metals, and soft commodity markets and higher OTC volumes from the company’s energy, renewable fuels and Brazilian customers. These increases have been partially offset by lower interest income due to both significantly lower short term interest rates and the fair value decline of interest derivative hedge instruments, although interest income was positively influenced by higher customer segregated and over-the-counter deposits.

Costs and expenses, exclusive of cost of commodities sold, were higher compared to the prior year primarily due to higher volume-related costs of broker commissions and pit brokerage and clearing fees.

Commission and clearing fees revenues, and service, consulting and brokerage fees for the three months ended May 31, 2008 increased by 65% over the prior year quarter and 9% over the quarter ended February 29, 2008 driven by continued growth in both the Commodity and Risk Management and Clearing and Execution segments.

“Despite a continuing difficult macroeconomic environment, FCStone experienced continued growth in our core business segments during our third fiscal quarter,” said Pete Anderson, President and Chief Executive Officer of FCStone. “This positive business momentum is most evident in our continued transactional and consulting fee revenue growth for the Commodity and Risk Management segment. This cornerstone of our business continues to show strong growth as a result of our consultants and their industry expertise. Given the increasingly volatile environment, we are encouraged by the progress to date and continue to anticipate growth through assistance to our customers in managing market risks.”

Year-To-Date Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $248.2 million for the first nine months of fiscal year 2008, compared to $182.0 million during the same period of fiscal year 2007, an increase of 36%. Net income increased 56% to $33.2 million for the first nine months of fiscal year 2008, or $1.15 per diluted share, compared to $21.3 million, or $0.89 per diluted share during the same period of fiscal year 2007.

Net income from continuing operations increased to $39.3 million, or $1.36 per diluted share for the first nine months of fiscal year 2008, compared to $21.5 million, or $0.90 per diluted share during the same period of fiscal year 2007.

“As anticipated, the market interest rate environment continued to move downward during our third fiscal quarter,” said Bill Dunaway, Chief Financial Officer. “We believe that this recent quarter has realized the most severe effects from those changing rates. Despite this challenging interest rate environment, we are pleased to report continued strong growth in both over-the-counter and exchange based revenues, as well as significant increases in investable assets. We believe this core business momentum will continue to deliver strong growth for FCStone going forward.”

Operating Segments

FCStone’s income (loss) from continuing operations before minority interest and income tax expense by segment and certain other data are outlined below for the periods noted.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2008	2007	2008
	($ in thousands)
Segment Data:
Income (loss) from continuing operations before minority interest and income tax expense:
Commodity and Risk Management Services	$9,921	$15,351	$26,638	$54,278
Clearing and Execution Services	3,801	1,260	10,841	15,072
Financial Services	557	656	1,004	1,183
Grain Merchandising	670	—	2,130	—
Corporate and Other	(1,704)	(4,096)	(5,683)	(7,792)

	$13,245	$13,171	$34,930	$62,741

Other Data:
EBITDA (1)	$16,080	$15,219	$44,696	$68,531
Exchange contract trading volume (in millions)	14.2	26.6	40.5	77.1
Customer Segregated Assets, end of period	$913,584	$1,386,595	$913,584	$1,386,595

In the Commodity and Risk Management Services segment, revenues, net of cost of commodities sold, were $44.4 million in the third quarter ended May 31, 2008, compared to $28.9 million in the prior year quarter, an increase of 54%. Segment income before minority interest and income tax for the third quarter 2008 increased to $15.4 million, compared to $9.9 million in the prior year quarter.

For the Clearing and Execution Services segment, revenues, net of cost of commodities sold, were $36.5 million in the third quarter ended May 31, 2008, compared to $27.5 million in the prior year quarter, an increase of 33%. The segment made $1.3 million in the third quarter, compared to a net income of $3.8 million in the prior year quarter.

The Financial Services segment reported revenues, net of cost of commodities sold, of $2.4 million in the third quarter ended May 31, 2008, compared to $2.6 million in the prior year quarter, a decrease of 8%. Segment income increased to $656 thousand for the third quarter, compared to $557 thousand in the prior year quarter.

Our Corporate and Other segment includes income from our minority interest in a grain merchandising business, which amounted to $0.4 million for the three months ended May 31, 2008 and $2.3 million for the nine months ended May 31, 2008.

Business Outlook

Commenting on the Company’s year to date results and expectations, Anderson said, “Our customers’ need for prudent risk management programs has never been greater, particularly as stress points continue to build across virtually every commodity market. We continue to advise and provide increased value for our customers amidst market conditions of increased volatility and more stringent credit conditions. We recognize the headwinds for all of our customers and continue to manage the business in a method to increase shareholder value while further allowing for adequate financing in the agricultural and energy markets.”

Conference Call & Web Cast

A conference call will be held today, Thursday, July 10, 2008 at 11:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at http://www.fcstone.com. Participants can also access the call by dialing 800-257-6607 (within the United States and Canada), or 303-262-2053 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CT) on Saturday, August 9, 2008. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11116686#.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 7,500 customers and in the 12 months ended May 31, 2008, executed 98.8 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the Company’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

Our forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of NON-GAAP Financial Information

In this press release we disclose “revenues, net of cost of commodities sold”, and “EBITDA”, both of which are non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP). Revenues, net of cost of commodities sold, is not a substitute for the GAAP measure of total revenues. EBITDA is not a substitute for the GAAP measure of net income or cash flows. Such non-GAAP financial measures are reconciled to its closest GAAP measure, in accordance with the Securities and Exchange Commission rules, and are included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the company’s business and operating performance.

Financial Statements to Follow

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2008	2007	2008
Revenues:
Commissions and clearing fees	$35,291	$49,426	$101,547	$134,876
Service, consulting and brokerage fees	10,743	26,627	29,152	66,629
Interest	12,045	5,296	31,172	37,535
Other	1,046	1,632	2,580	8,267
Sales of commodities (1)	303,866	608	1,101,752	1,958

Total revenues	362,991	83,589	1,266,203	249,265

Costs and expenses:
Cost of commodities sold	298,522	205	1,084,200	1,035
Employee compensation and broker commissions	11,469	18,098	34,624	46,542
Pit brokerage and clearing fees	17,640	27,385	47,182	73,562
Introducing broker commissions	8,832	8,818	25,208	24,893
Employee benefits and payroll taxes	2,883	3,882	8,252	9,812
Interest	2,579	1,394	9,069	4,404
Depreciation and amortization	457	604	1,336	1,336
Bad debt expense	92	1,721	1,632	1,905
Other expenses	7,272	8,311	19,770	23,035

Total costs and expenses	349,746	70,418	1,231,273	186,524

Income from continuing operations before income tax expense and minority interest	13,245	13,171	34,930	62,741
Minority interest	201	(50)	639	(50)

Income from continuing operations before income tax expense	13,044	13,221	34,291	62,791
Income tax expense	4,875	4,850	12,800	23,500

Net income from continuing operations	8,169	8,371	21,491	39,291
Loss from discontinued operations, net of tax	(100)	(364)	(188)	(6,083)

Net income	$8,069	$8,007	$21,303	$33,208

Basic shares outstanding	26,892	27,894	23,516	27,676
Diluted shares outstanding	27,938	29,059	23,771	28,968

Basic earnings (loss) per share:
Continuing operations	$0.30	$0.30	$0.91	$1.42
Discontinued operations	—	(0.01)	—	(0.22)

Net income	$0.30	$0.29	$0.91	$1.20

Diluted earnings (loss) per share:
Continuing operations	$0.29	$0.29	$0.90	$1.36
Discontinued operations	—	(0.01)	(0.01)	(0.21)

Net income	$0.29	$0.28	$0.89	$1.15

(1)	On June 1, 2007 the Company sold a majority interest in FGDI, LLC, which represented our entire Grain Merchandising segment. Subsequent to such sale, the company retained a 25% interest in FGDI, LLC which is now accounted for on the equity method and included in other revenues. Sales of commodities included $298.8 million and $1,077.9 million from FGDI, LLC during the three and nine months ended May 31, 2007, respectively.

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except share amounts)

	August 31, 2007	May 31, 2008
		(Unaudited)
ASSETS
Cash and cash equivalents:
Unrestricted	$90,053	$56,317
Segregated	14,250	9,229
Commodity deposits and receivables:
Commodity exchanges and clearing organizations—customer segregated	686,441	1,431,836
Proprietary commodity accounts	77,690	205,433
Receivables from customers, net of allowance for doubtful accounts	16,868	52,743

Total commodity deposits and receivables	780,999	1,690,012

Marketable securities, at fair value—customer segregated and other	307,828	12,868
Counterparty deposits and trade accounts receivable, net of allowance for doubtful accounts	20,746	129,637
Open contracts receivable	120,219	392,280
Notes receivable and advances	49,291	73,978
Exchange memberships and stock	10,366	6,961
Plant, equipment, furniture, software and improvements, net of accumulated depreciation	4,763	6,965
Assets held for sale	—	5,712
Other assets	21,679	42,309

Total assets	$1,420,194	$2,426,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Commodity and customer regulated accounts payable	$935,515	$1,447,459
Trade accounts payable and advances	115,145	218,227
Open contracts payable	121,101	402,193
Accrued expenses	38,632	43,883
Notes payable and repurchase obligations	35,133	91,312
Subordinated debt	1,000	1,000

Total liabilities	1,246,526	2,204,074

Minority interest	—	4,950

Stockholders’ equity:
Common stock, $0.0001 par value, authorized 40,000,000 at August 31, 2007 and May 31, 2008, respectively; issued and outstanding 27,416,567 and 27,997,127 shares at August 31, 2007 and May 31, 2008, respectively	104,267	107,918
Additional paid-in capital	1,115	9,557
Treasury stock	(376)	(387)
Accumulated other comprehensive loss	(3,620)	(5,042)
Retained earnings	72,282	105,198

Total stockholders’ equity	173,668	217,244

Commitments and contingencies
Total liabilities and stockholders’ equity	$1,420,194	$2,426,268

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended May 31,
	2007	2008
Cash flows from operating activities:
Net income	$21,303	$33,208
Plus: Loss from discontinued operations	188	6,083

Income from continuing operations	21,491	39,291
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	1,336	1,336
Amortization of discount on note receivable	(41)	(9)
Loss on cancellation of warrants	—	110
Gain on sale of exchange memberships and stock	(105)	(3,162)
Gain on sale of other assets	—	(923)
Stock compensation	—	1,227
Equity in earnings of affiliates, net of distributions	96	(1,770)
Minority interest	639	(50)
Excess tax benefit of stock option exercises	—	(7,632)
Change in commodity accounts receivable/payable, marketable securities, customer segregated funds, counterparty deposits and advances, net	(5,150)	(97,956)
Change in open contracts receivable/payable, net	(1,542)	9,031
Decrease in trade accounts receivable and advances on grain	5,218	708
Increase in other assets	(32,452)	(6,007)
Decrease in trade accounts payable	(509)	(5,121)
(Decrease) increase in accrued expenses	(5,302)	8,250

Net cash used in operating activities	$(16,321)	(62,677)

Cash flows from investing activities:
Purchase of equipment, furniture, software and improvements	(1,982)	(3,538)
Purchase of marketable securities	(25,000)	—
Acquisitions of businesses	—	(6,725)
Issuance of notes receivable, net	(23,588)	(20,683)
Proceeds from the sale of exchange memberships and stock	378	4,180
Purchase of exchange memberships and stock	(1,855)	—
Proceeds from the sale of other intangibles	—	1,958
Purchase of other intangibles	—	(1,049)

Net cash used in investing activities	(52,047)	(25,857)

Cash flows from financing activities:
Decrease in checks written in excess of bank balance	(1,656)	—
Proceeds from notes payable, net	39,815	37,569
Proceeds from exercises of stock options	—	3,651
Proceeds from initial public offering, net	129,670	—
Proceeds from issuance of common stock	550	—
Proceeds from issuance of subsidiary stock, net of costs	—	4,583
Excess tax benefit of stock option exercises	—	7,632

Treasury stock acquired	—	(11)
Payment for redemption of common stock	(48,486)	—
Dividends paid	(6,057)	—
Payments under capital lease held for sale	(412)	—
Proceeds from subordinated debt	8,000	15,000
Payments on subordinated debt	(14,000)	(15,000)
Monies released from escrow	(54)	—
Monies deposited in escrow	2,526	—

Net cash provided by financing activities	109,896	53,424

Cash flows used for discontinued operations:
Net cash from operating activities	—	3,085
Net cash used in investing activities	—	(1,711)

Net cash from discontinued operations	—	1,374

Net decrease in cash and cash equivalents – unrestricted	41,528	(33,736)
Cash and cash equivalents – unrestricted – beginning of period	51,659	90,053

Cash and cash equivalents – unrestricted – end of period	$93,187	$56,317

Supplemental disclosures of cash flow information:
Interest paid	$8,663	$4,437
Income taxes paid	$13,371	$20,457

Non-GAAP Financial Measures

The following table reconciles revenues, net of cost of commodities sold, with our total revenues.

	Three Months Ended		Nine Months Ended
	May 31, 2007	May 31, 2008	May 31, 2007	May 31, 2008
	($ in thousands)
Revenues:
Commissions and clearing fees	$35,291	$49,426	$101,547	$134,876
Service, consulting and brokerage fees	10,743	26,627	29,152	66,629
Interest	12,045	5,296	31,172	37,535
Other	1,046	1,632	2,580	8,267
Sales of commodities	303,866	608	1,101,752	1,958

Total revenues	362,991	83,589	1,266,203	249,265
Less: Cost of commodities sold	298,522	205	1,084,200	1,035

Revenues, net of cost of commodities sold	$64,469	$83,384	$182,003	$248,230

The following table reconciles EBITDA with our net income.

	Three Months Ended		Nine Months Ended
	May 31, 2007	May 31, 2008	May 31, 2007	May 31, 2008
	($ in thousands)
Net income:	$8,069	$8,007	$21,303	$33,208
Plus: interest expense	2,579	1,394	9,069	4,404
Plus: depreciation and amortization	457	604	1,336	1,336
Plus: income tax expense	4,875	4,850	12,800	23,500
Plus: loss on discontinued operations, net of tax	100	364	188	6,083

EBITDA	$16,080	$15,219	$44,696	$68,531

Commodity and Risk Management Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2008	2007	2008
	($ in thousands)
Sales of commodities	$1,265	$608	$3,807	$1,958
Cost of commodities sold	1,262	205	3,722	1,035

Gross profit on commodities sold	3	403	85	923
Commissions and clearing fees	12,151	16,062	38,090	42,379
Service, consulting and brokerage fees	10,873	26,733	29,548	66,940
Interest	5,793	1,140	14,181	14,788
Other revenues (1)	41	24	147	3,103

Revenues, net of cost of commodities sold	28,861	44,362	82,051	128,133
Other costs and expenses:
Expenses (excluding interest expense)	18,853	28,735	55,129	73,522
Interest expense	87	276	284	333

Total costs and expenses (excluding cost of commodities sold)	18,940	29,011	55,413	73,855

Segment income before minority interest and income taxes (1)	$9,921	$15,351	$26,638	$54,278

Exchange contract trading volume (millions)	0.8	0.9	2.2	2.4
OTC Contract volume	176,266	294,041	462,510	965,636

(1)	Amounts for the nine months ended May 31, 2008, includes $2.9 million from the gain on the sale of exchange stock and trading rights.

Clearing and Execution Segment:

The following table provides the financial performance for this segment.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2008	2007	2008
	($ in thousands)
Sales of commodities	$—	$—	$—	$—
Cost of commodities sold	—	—	—	—

Gross profit on commodities sold	—	—	—	—
Commissions and clearing fees	23,254	33,527	63,953	93,179
Service, consulting and brokerage fees	—	—	—	—
Interest	4,237	2,515	11,722	16,849
Other revenues	5	425	105	425

Revenues, net of cost of commodities sold	27,496	36,467	75,780	110,453
Other costs and expenses:
Expenses (excluding interest expense)	23,587	35,193	64,367	95,326
Interest expense	108	14	572	55

Total costs and expenses (excluding cost of commodities sold)	23,695	35,207	64,939	95,381

Segment income before minority interest and income taxes	$3,801	$1,260	$10,841	$15,072

Exchange contract trading volume (millions)	13.4	25.7	38.2	74.6

Financial Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2008	2007	2008
	($ in thousands)
Sales of commodities	$3,849	$—	$20,006	$—
Cost of commodities sold	3,835	—	19,904	—

Gross profit on commodities sold	14	—	102	—
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	1,903	1,569	6,061	5,469
Other revenues	653	806	1,335	2,372

Revenues, net of cost of commodities sold	2,570	2,375	7,498	7,841
Other costs and expenses:
Expenses (excluding interest expense)	542	596	1,621	2,500
Interest expense	1,471	1,123	4,873	4,158

Total costs and expenses (excluding cost of commodities sold)	2,013	1,719	6,494	6,658

Segment income (loss) before minority interest and income taxes	$557	$656	$1,004	$1,183

Quarterly Financial Highlights:

The following table provides summary financial highlights

Trending by quarter for fiscal year 2008.

	Three Months Ended
	November 30, 2007	February 29, 2008	May 31, 2008
	($ in thousands)
NON GAAP-Revenues, net of cost of commodities sold	$73,634	$91,212	$83,384
Income from continuing operations before income tax expense (1)	$21,081	$28,489	$13,221
Net income from continuing operations (1)	$13,131	$17,789	$8,371
Loss from discontinued operations, net of tax	$46	$5,673	$364
Net income (1)	$13,085	$12,116	$8,007

(1)	The three months ended November 30, 2007 included a pre-tax gain on the sale of exchange stock and trading rights of $2.9 million. The three months ended November 30, 2007 and February 29, 2008 included pre-tax gains related to interest rate derivative contracts of $0.7 million and $4.4 million, respectively. The three months ended May 31, 2008 included pre-tax losses related to interest rate derivative contracts of $5.0 million.

Without these items, our first quarter income from continuing operations before income tax expense would have been $17.5 million, net income from continuing operations would have been $11.0 million and net income would have been $10.9 million.

Without these items, our second quarter income from continuing operations before income tax expense would have been $24.1 million, net income from continuing operations would have been $15.2 million and net income would have been $9.5 million.

Without these items, our third quarter income from continuing operations before income tax expense would have been $18.2 million, net income from continuing operations would have been $11.5 million and net income would have been $11.1 million.